Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 7, 2019 relating to (1) the 2018 financial statements and the retrospective adjustments to the 2017 and 2016 financial statements of Energy Recovery, Inc. (which report expresses an unqualified opinion on the 2018 financial statements and includes an explanatory paragraph relating to the Company’s adoption of a new accounting standard) and (2) the effectiveness of Energy Recovery, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K for Energy Recovery, Inc. for the year ended December 31, 2018, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

San Francisco, California

September 12, 2019